Exhibit 99.1
Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
763 656 5278 Tel
763 656 5402 Fax
PENTAIR NAMES JERRY W. BURRIS TO BOARD OF DIRECTORS
MINNEAPOLIS, Minn. — October 26, 2007 — Pentair, Inc. (NYSE: PNR) today announced it has named Jerry W. Burris to a seat on its board of directors. He succeeds Richard J. Cathcart, who retired from Pentair and its board of directors effective September 1, 2007. Mr. Burris will stand for election at Pentair’s annual meeting of shareholders in May 2008.
Mr. Burris, 44, is president of Barnes Industrial, a global precision components business within the $1.3 billion Barnes Group Inc (NYSE: B). Prior to joining Barnes Group, Mr. Burris worked at General Electric Company (NYSE: GE) for 20 years where he held a number of progressively responsible positions. In his last assignment, he served as president and chief executive officer of Advanced Materials Quartz and Ceramics. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare; in 2001, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems from 2001 to 2003. He first joined GE in 1986 in the GE Corporate Technical Sales and Marketing Program.
Mr. Burris earned a Master’s of Management degree from Northwestern University in 1994 and a Bachelor of Science degree in Electrical Engineering from Purdue University in 1985.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Investor Relations : Todd Gleason	Communications : Rachael Jarosh
Telephone: (763) 656-5570	Telephone: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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